SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 3, 2007
SEDONA CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-15864 (Commission File No.)	95-4091769 (IRS Employer Identification No.)

1003 West Ninth Avenue King of Prussia, Pennsylvania (Address of principal executive offices)	19406 (Zip Code)
Registrant’s telephone number, including area code: (610) 337-8400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
As of August 3, 2007 SEDONA (the “Company”) entered into agreements to sell unregistered securities. Please see Item 3.02 for additional information regarding these transactions.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES
Effective on various dates between July 23 and July 31, 2007, SEDONA (the “Company”) entered into agreements to sell 1,125,000 shares of the Company’s common stock (the “Shares”) to accredited investors (the “investors”) in various private placement transactions in exchange for $225,000 of working capital financing. The aggregate purchase price of the Shares equaled $0.20 per share. 562,500 of the Shares shall be restricted from trading until the Shares are registered, and the first to occur of the following events: (1) Company’s common stock trades at a market price of $0.40 per share or greater; or (2) Six (6) months from various dates between July 23, 2007 and July 31, 2007 have elapsed. The remaining 562,500 shares shall be restricted from trading until the Shares are registered and whichever of the following events occurs first: (1) Company’s common stock trades at a market price of $0.50 per share or greater or (2) Twelve (12) months from various dates between July 23, 2007 and July 31, 2007 have elapsed.
In addition, the Company will issue the investors three (3) year warrants to purchase 562,500 shares of common stock at exercise prices equal to $0.24 per share. The common shares underlying these warrants shall be restricted until registration of the Shares is completed and six (6) months from various dates between July 23, 2007 and June 31, 2007 has elapsed. The Company shall have no call rights on these warrants.
The above terms are subject to the negotiation and execution of definitive agreements and compliance with all applicable federal and state laws.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: August 10, 2007

SEDONA CORPORATION
By:	/s/ MARCO EMRICH
Marco Emrich
President and Chief Executive Officer

3